Exhibit 99.5

Sientra to Acquire Miramar Labs®

miraDry® System is the Only FDA Cleared Device to Reduce
Underarm Sweat, Odor and Permanently Reduce Hair of All Colors

Sientra Intends to Secure a $50 Million Credit Facility

Aesthetic Industry Veteran Keith Sullivan Joins Sientra as Strategic Advisor

Sientra to Host Conference Call at 5:30am PT / 8:30am ET Today

Santa Barbara, CA and Santa Clara, CA – June 12, 2017 – Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company, and Miramar Labs, Inc. (OTCQB: MRLB) (“Miramar”), a global medical device company dedicated to bringing innovative and clinically proven applications to treat unmet needs in the aesthetic marketplace, announced today that they have entered into a definitive agreement under which Sientra has agreed to acquire Miramar for an aggregate transaction value of $20 million in upfront cash plus contractual rights for potential contingent payments of up to $14 million in cash upon the achievement of certain milestones, which would be paid to holders of Miramar equity, debt and other obligations.

The acquisition of Miramar significantly broadens Sientra’s aesthetics portfolio, adding the miraDry system, the only FDA cleared device to reduce underarm sweat, odor and permanently reduce hair of all colors. The miraDry non-invasive procedure is safe and highly efficacious with a proven commercial and clinical track record. As of the first quarter 2017, over 90,000 treatments have been sold to date with over 900 systems installed worldwide and 2016 full year revenue of approximately $20 million, up 19% year-over-year.

Jeffrey M. Nugent, Chairman and Chief Executive Officer of Sientra, said, “The acquisition of Miramar will be a significant step toward our stated intent of building Sientra into a diversified global aesthetic company. We remain highly confident in the core Sientra business as we prepare for relaunch and expansion moving into 2018 and continue to expect approval of the PMA Supplement for our new U.S. based manufacturing site by the end of 2017. The two organizations are highly complementary, and together we believe we can build greater shareholder value. We believe this novel technology will meaningfully expand our addressable market and will be revenue accretive in the second half of 2017 at a very attractive valuation. The miraDry procedure is well recognized by key opinion leaders as a highly efficacious technology that delivers results patients want and contributes to aesthetic practice growth, as demonstrated by its over 20% revenue CAGR over the past three years.”
Mike Kleine, President and Chief Executive Officer of Miramar said, “We are excited to become part of Sientra, as it will enable us to advance our vision for making miraDry a leading efficacious procedure in the practices of aesthetic physicians. In addition, this combination will bring the additional capital investment needed in sales and marketing to allow scaling of miraDry’s installed base by leveraging Sientra’s expanded customer base and their sales team. Finally, I would like to thank the employees of Miramar for their dedication and perseverance in bringing this novel miraDry technology to the forefront of the aesthetics market.”

Mr. Nugent continued, “We believe we can leverage this platform to further improve miraDry’s commercial results by deploying proven marketing programs in the capital and consumable aesthetic space backed by our ability to fund the needed investments in sales and marketing. Through cross marketing, sales force expansion, enhanced branding and promotion, and potential bundling opportunities, we see significant opportunity to improve miraDry sales. Overall, we expect the transaction to be meaningfully accretive to full year 2018 revenues and we expect to generate positive cash flow faster as a combined company than Sientra would have achieved as a stand-alone business. We look forward to working with the Miramar team and welcome them to the Sientra family.”
Bruce W. Van Natta, MD of Meridian Plastics Surgeons of Indianapolis, IN, said, “I have been very pleased with both the clinical outcomes and patient interest in the miraDry procedure. It uniquely offers the triple benefit of treating sweat, odor and axillary hair of all colors. I have offered the miraDry procedure in my practice for over two years and continue to see the growth of lifestyle treatments like miraDry. I have had the procedure myself and love the results. I am truly excited that Sientra is continuing to support our business growth by adding miraDry to their aesthetics portfolio.”
Sientra also announced that aesthetic industry veteran, Keith Sullivan, has joined Sientra as Strategic Advisor and will advise on the commercial efforts for the Miramar business. Mr. Sullivan was most recently Chief Commercial Officer and President of North America at ZELTIQ and prior to that ran the ZELTIQ global marketing and sales organization. Under his tenure, ZELTIQ achieved a four-year revenue CAGR of nearly 50% building from $76 million in 2012 to $355 million in 2016.
Keith Sullivan, Strategic Advisor to Sientra, said, “I am excited to begin advising Jeff and the team on growing the miraDry procedure. I see many similarities between the MiraDry and CoolSculpting procedures and business models. They both have all the key attributes of a lifestyle aesthetics platform, with a capital plus consumable business model that should achieve broad based consumer adoption. I believe that Sientra can apply gold-standard aesthetic sales, physician training and marketing tactics to build the miraDry global brand, drive broader system placements, increase utilization and thereby build real scale in one of the last remaining large and underpenetrated aesthetic markets.”

William Blair 37th Annual Growth Conference
Jeff Nugent, President and Chief Executive Officer, and Patrick F. Williams, Chief Financial Officer, will be in Chicago, IL for the William Blair 37th Annual Growth Stock Conference and are scheduled to present Thursday, June 15, 2017 at 8:40 a.m. PT / 11:40 a.m. ET.

An audio webcast of the Company’s presentation will be made available on the investor relations section of Sientra’s web site at www.sientra.com. Replays of the presentations will be available for 90 days.

Transaction Terms
The transaction is structured as a cash tender offer to acquire all of the outstanding shares of Miramar’s common stock, after settlement of Miramar debt and other obligations, the transaction contemplates an offer price of $0.3149 per share plus the contractual right to receive one or more contingent payments of up to approximately $0.7058 per share upon the achievement of certain sales-based milestones. The tender offer will be followed by a merger in which each remaining untendered share of Miramar’s common stock would be converted into the right to receive the same purchase price per share and contingent cash consideration. The transaction, which has been approved by the board of directors of both Sientra and Miramar, is subject to the satisfaction of customary closing conditions, including the tender of a majority of shares of Miramar common stock. Holders of approximately 73% of the shares of Miramar common stock in the aggregate have entered into Tender and Support Agreements, which obligate such holders to tender their shares into the tender offer. The Tender and Support Agreements terminate automatically, among other things, upon the termination of the Merger Agreement, including if Miramar terminates the agreement in favor of a Superior Offer (as defined in the Merger Agreement).

The transaction is not subject to a financing condition. Sientra has sufficient cash on hand to finance the transaction, and has also signed a term sheet with MidCap Financial Services and Silicon Valley Bank for a $50 million credit facility. Subject to the execution of definitive agreements, the credit facility will be comprised of $40 million in term debt that is accessible in three tranches and a $10 million revolver. The new credit facility is intended to replace Sientra’s existing $20 million credit facility announced in March of 2017.

Advisors
In connection with the transaction and the debt financing, Stifel acted as a financial advisor to Sientra, and Cooley LLP acted as legal counsel to Sientra. Canaccord Genuity acted as financial advisor and Wilson Sonsini Goodrich & Rosati acted as legal counsel for Miramar.

Conference Call and Webcast Information
Sientra will hold a conference call and webcast today, June 12, 2017 at 8:30am ET to discuss the acquisition, followed by a question and answer session. The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. The conference ID is 38212328. A live webcast of the conference call and accompanying presentation slides will be available on the Investor Relations section of the Company's website at www.sientra.com.

A replay of the conference call will be available through June 26, 2017 and can be accessed by dialing (855) 859-2056. The conference ID for the replay is 38212328. The webcast will be available on the Investor Relations section of the Company’s website following the completion of the call.

About Sientra
Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs. The Company also offers a range of other aesthetic and specialty products including BIOCORNEUM®, the professional choice in scar management.

About Miramar Labs
Headquartered in Santa Clara, California, Miramar Labs is a global medical device company dedicated to bringing innovative and clinically proven applications to treat unmet needs in the aesthetic marketplace. Supported by rigorous clinical research, Miramar Labs is focused on addressing aesthetic medical conditions for which there are significant unmet clinical needs. The company’s first priority is the treatment of bothersome underarm sweat, an issue that hundreds of millions of people deal with daily. The miraDry procedure has an established safety and efficacy profile with over 90,000 patients treated worldwide. Physicians and patients are encouraged to visit www.miramarlabs.com or www.miradry.com for additional information.

Forward- looking statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, but are not limited to, statements related to the anticipated consummation of the acquisition of Miramar and the timing and benefits thereof, the performance of the miraDry system, Sientra’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, expected source and amount of funding for the acquisition, the ability to consummate the closing of the new credit facility, and other statements that are not historical facts. These forward-looking statements are based on management’s current assumptions and expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipate in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our ability to complete the transaction on the proposed terms and schedule, risks associated with acquisitions, such as the risk that the business will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur, risks related to future opportunities and plans for the acquired company and its products, including uncertainty of the expected financial performance of the acquired company and its products, our ability to obtain expected financing, the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger as well as other risks related to our business as can be found in the Risk Factors section of Sientra’s most recently filed Quarterly Report on Form 10-Q and and its Annual Report on Form 10-K for the year ended December 31, 2016. All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, Sientra undertakes no obligation to update or review any estimate, projection or forward-looking statement.
Additional Information and Where to Find It

The tender offer described in this communication (the “Offer”) has not yet commenced and this communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Miramar or other securities, nor is it a substitute for the tender offer materials that Sientra and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the Offer is commenced, Sientra and its acquisition subsidiary will file tender offer materials on Schedule TO, and Miramar will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, will contain important information. Holders of Miramar’s securities are urged to read these documents when they become available because they will contain important information that holders of Miramar’s securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Miramar securities at no expense to them. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at http://www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.

Investor Contacts:

Patrick F. Williams
Sientra, Chief Financial Officer
(619) 675-1047
patrick.williams@sientra.com

Nick Laudico / Brian Johnston
The Ruth Group
(646) 536-7030 / (646) 536-7028
IR@Sientra.com

Brigid A. Makes
Miramar Labs, Chief Financial Officer
(408) 579-8700
bmakes@miramarlabs.com